EXHIBIT 21

Subsidiaries of the Registrant

	State or Other Jurisdiction of Incorporation	Percentage Ownership
Parent
BCSB Bankcorp, Inc.	United States

Subsidiary (1)
Baltimore County Savings Bank, F.S.B.	United States	100%
BCSB Bankcorp Capital Trust I	Delaware	100%
BCSB Bankcorp Capital Trust II	Delaware	100%

Subsidiaries of Baltimore County Savings Bank, F.S.B. (1)
Baltimore County Service Corp.	Maryland	100%
Ebenezer Road, Inc.	Maryland	100%

(1)	The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in the Annual Report to Stockholders attached hereto as Exhibit 13.